Exhibit 5.1
December 17, 2010
Atmel Corporation
2325 Orchard Parkway
San Jose, California 95131
     Re:     Registration Statement on Form S-8
Ladies and Gentlemen:
I am the Senior Vice President and Chief Legal Officer of Atmel Corporation, a Delaware corporation (“Atmel”). I have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission by Atmel, on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of Twenty Five Million (25,000,000) shares of Atmel’s Common Stock (the “Shares”), reserved for issuance under the Atmel Corporation 2010 Employee Stock Purchase Plan (the “Plan”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended.
For purposes of the opinion rendered below, I have examined the originals, or photostatic or certified copies, of such records of the Registrant and of public officials and such other documents and matters of law as I have deemed relevant and necessary as the basis my opinion. In my examination, I have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies. I have also assumed that there are no agreements or understandings between or among the Registrant and any participants in the Plan that would expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of the participants thereunder. Finally, I have assumed the accuracy of all other information provided to me by the Registrant during the course of my investigation, on which I have relied in issuing the opinion expressed below.
Based upon the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on the statements of fact contained in the documents that I have examined, I am of the opinion that the Shares, when issued and sold in accordance with the terms set forth in the Plan and against payment therefor (assuming that such payment is at least equal to the stated par value of the Shares), and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and non-assessable.
I express no opinion herein as to matters involving the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions, applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).
I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Scott Wornow
Scott Wornow